Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 6, 2021, with respect to the financial statements of NuWave Solutions, LLC contained in the Registration Statement and Preliminary Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Preliminary Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Arlington, Virginia

December 23, 2021